Possis Medical, Inc. Reports $0.18 per Share Pre-Tax Profit and
                      Record Sales for Second Quarter 2003
           Second Quarter Pre-Tax EPS Up 100% Versus Prior-Year Period


     Minneapolis,  Minn., (February 11, 2003): Possis Medical, Inc. (NASDAQ-NMS:
POSS), today reported record sales of $14.3 million for the fiscal quarter ended January 31, 2003, up 40 percent from the year-ago period. U.S. AngioJet(R) Rheolytic(TM) Thrombectomy System sales in the current quarter reached $14.1 million, up 40 percent from the year-ago period and up 14 percent from the first quarter of fiscal 2003.

     Pre-tax income per diluted share for the second quarter was $0.18 versus $0.09 in the prior-year period. The Company's cash position improved to $26.3 million as of January 31, 2003, compared to $21.0 million at the end of the first quarter. After-tax net income per diluted share for the second quarter was $0.11, versus $0.09 in the prior-year period. During the second quarter of fiscal 2003, the Company recorded a tax provision of $1,282,000, versus no tax provision in the prior-year period.

     Robert G. Dutcher, the CEO of Possis Medical, Inc. said, "I am extremely proud to announce record sales for the second quarter of fiscal 2003 and pre-tax earnings of $0.18 per share. Continuing customer acceptance of our improved coronary and peripheral product lines, our growing visibility at major medical conferences, and the hiring of twelve additional clinical sales specialists in the coming months should continue to help drive market penetration for the remainder of fiscal 2003."

     Dutcher also added, "I would like to announce the retirement of T.V. Rao, the Company's Vice President of Worldwide Sales and Marketing effective April 4, 2003. T.V. provided the vision and leadership to expand and develop the sales and marketing organizations that have been instrumental to the growth of the Company over the last several years. He has mentored and carefully groomed two individuals to assume separate leadership roles for worldwide marketing and worldwide sales."

     The gross margin rate was 73 percent in the second quarter, compared to 69 percent a year ago and 73 percent during the first quarter of fiscal 2003, with higher volumes and an increase in the coronary and peripheral catheter mix accounting for most of the improvement versus a year ago; sequentially, the gross margin rate in the second quarter was negatively impacted by some manufacturing issues that resulted in higher scrap and rework rates. The Company sold 59 U.S. drive units in the quarter, versus 38 in the prior-year period and 46 in the first quarter of fiscal 2003. The average catheter utilization rate per installed drive unit, a measure of recurring usage, was 11.0 in the second quarter, compared to 10.6 in the prior-year period and 10.6 in the first quarter of fiscal 2003.

     Selling, general and administrative expenses (SG&A) increased 25 percent compared to the year-ago period. The increases are due mainly to an expansion of the sales force, medical and sales meeting expenses, increased marketing fees, additional patient enrollment in marketing clinical trials and higher medical insurance expense. SG&A as a percent of revenue in the second quarter of fiscal 2003 declined to 39 percent from 44 percent from the prior-year period. SG&A as a percent of revenue for the first quarter of fiscal 2003 was 45 percent. SG&A is expected to increase further during the remainder of fiscal 2003 as a result of the Company's plans to hire an additional twelve sales clinical specialists to enhance market penetration.

     Second quarter R&D expense increased by approximately $549,000 compared to the prior-year period and was largely due to the timing of expenses incurred for various R&D projects. The Company's projected release of its XMI(R)-Rapid Exchange catheter for peripheral use has been delayed approximately six months to accommodate some desired design enhancements. The Company also reported that its distal protection clinical trial is expected to start enrolling patients in the fourth quarter of fiscal 2003, following FDA approval of an IDE submission now planned for the third quarter of fiscal 2003.

     Looking ahead to the remainder of fiscal 2003, the Company expects revenues in the estimated range of $55-$58 million, with full-year gross margin in the low to mid seventies, as a percent-of-sales. The Company expects pre-tax, diluted earnings per share to be in the range of $0.62-$0.68 for the full fiscal year. The Company expects diluted after tax earnings per share for the full year to be $0.39-$0.43 per share, not including any potential tax benefit related to a further reduction of the deferred tax asset valuation allowance. The Company anticipates third quarter revenue to be approximately $15.0 million with pre-tax net income in the range of $0.14 to $0.16 per diluted share. The quarterly earnings for the balance of the fiscal year will depend on the timing of the hiring of the additional twelve sales clinical specialists and various R&D expenses including clinical trials.

     The Company will host a conference call on Wednesday, February 12th at 9:30 am Central Time. Bob Dutcher, Chairman & CEO, and Eapen Chacko, CFO, will discuss the second quarter operating results, and will provide an update on the Company's business initiatives.

     To  join  the  conference   call,  dial  toll-free  in  the  United  States
1-888-928-9525  (international  -  1-630-395-0067)  by 9:25  am,  and  give  the password "Second Quarter" and leader "Bob Dutcher."

     A webcast of the conference call can be accessed through www.possis.com, under the Investors tab. Individual investors can also access the webcast through www.companyboardroom.com. Institutional investors can access the webcast through a password-protected site at www.streetevents.com. An archived webcast will be available for thirty days.

     A recording of the conference call will be available by telephone from noon Central Time on February 12th through 5:00 pm Central Time on Friday, February 14th. Dial toll-free in the United States 1-800-839-4838 (international - 1-402-220-5089).

     Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. Its primary product, the AngioJet Rheolytic Thrombectomy System, is marketed in the United States for blood clot removal from coronary arteries and bypass grafts, leg arteries and AV dialysis access grafts.

     Certain statements in this press release, such as those relating to new product introductions, initiation of clinical trials, patient enrollment rates in post-marketing trials, new employee hiring rates, future sales, and earnings per share, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based upon the Company's current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from these expressed in the forward looking statements. A discussion of these and other factors that could impact the Company's future results are set forth in the document entitled, "Risk Factors" included as Exhibit 99.1 to the Company's Form 10-K for the year ended July 31, 2002, filed with the Securities and Exchange Commission.

                      POSSIS MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE SIX MONTHS ENDED JANUARY 31, 2003 AND 2002
                                   (UNAUDITED)


                                                                  Three Months Ended                   Six Months Ended
                                                            Jan. 31, 2003   Jan. 31, 2002   Jan. 31, 2003   Jan. 31, 2002

Product sales..............................................  $14,321,660     $10,223,788     $27,003,563     $19,809,056

Cost of sales and other expenses:
     Cost of medical products..............................    3,853,761       3,210,495       7,242,459       6,210,477
     Selling, general and administrative...................    5,571,717       4,458,549      11,339,419       9,148,014
     Research and development..............................    1,539,385         990,719       2,691,581       2,022,039
            Total cost of sales and other expenses..........  10,964,863       8,659,763      21,273,459      17,380,530
Operating income  .........................................    3,356,797       1,564,025       5,730,104       2,428,526
     Interest income.......................................       61,369          61,324         127,716         135,351


Income before income taxes.................................    3,418,166       1,625,349       5,857,820       2,563,877
Provision for income taxes.................................    1,282,000            --         2,197,000            --


Net income  ...............................................  $ 2,136,166     $ 1,625,349     $ 3,660,820     $ 2,563,877

Weighted average number of common
    shares outstanding:
         Basic.............................................   17,358,386      17,021,773      17,318,338      16,939,977
         Diluted...........................................   18,960,549      18,775,412      18,612,384      18,514,403

Net income per common share:
         Basic.............................................        $0.12           $0.10           $0.21           $0.15
         Diluted...........................................        $0.11           $0.09           $0.20           $0.14


AngioJet Key Business Indicators
            ------------------------------------------- ----------- ----------- ----------- ------------ -------------
                                                          Q2-02       Q3-02       Q4-02        Q1-03        Q2-03
            ------------------------------------------- ----------- ----------- ----------- ------------ -------------
            U.S. AngioJet Revenue - $(000)               $10,069     $10,639     $11,821      $12,399      $14,082
            ------------------------------------------- ----------- ----------- ----------- ------------ -------------
            U.S. Drive Units Sold                             38          40          34           46           59
            ------------------------------------------- ----------- ----------- ----------- ------------ -------------
            U.S. Drive Units in the Field                    771         824         863          898          932
            ------------------------------------------- ----------- ----------- ----------- ------------ -------------
            U.S. Catheter Utilization                       10.6        10.2        10.9         10.6         11.0
            ------------------------------------------- ----------- ----------- ----------- ------------ -------------
            Gross Margin %                                   69%         71%         72%          73%          73%
            ------------------------------------------- ----------- ----------- ----------- ------------ -------------
            EPS Diluted - Pretax                           $0.09       $0.09       $0.11        $0.13        $0.18
            ------------------------------------------- ----------- ----------- ----------- ------------ -------------
            EPS Diluted - After tax                        $0.09       $0.09       $0.74        $0.08        $0.11
            ------------------------------------------- ----------- ----------- ----------- ------------ -------------


                      POSSIS MEDICAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                                        January 31, 2003      July 31, 2002
ASSETS

CURRENT ASSETS:
     Cash and cash equivalents.........................................   $26,329,054           $18,556,663
     Trade receivables (less allowance for doubtful
          accounts and returns of $519,000 and
          $582,000, respectively)......................................     6,818,087             5,873,358
     Inventories.......................................................     3,982,444             4,134,817
     Prepaid expenses and other assets.................................       248,390               762,615
     Deferred tax asset................................................       646,000               646,000
               Total current assets....................................    38,023,975            29,973,453
PROPERTY AND EQUIPMENT, net............................................     2,960,878             3,092,644

DEFERRED TAX ASSET.....................................................     9,584,950            11,623,000

TOTAL ASSETS...........................................................   $50,569,803           $44,689,097



LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Trade accounts payable............................................   $ 1,202,250           $ 1,262,711
     Accrued salaries, wages, and commissions..........................     2,036,053             2,471,557
     Other liabilities.................................................     1,375,879             1,200,763
              Total current liabilities................................     4,614,182             4,935,031

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
     Common stock-authorized, 100,000,000 shares
          of $0.40 par value each; issued and outstanding,
          17,515,270 and 17,274,222 shares, respectively...............     7,006,108             6,909,689
     Additional paid-in capital........................................    80,844,389            78,385,073
     Unearned compensation.............................................       (33,900)              (18,900)
     Retained deficit..................................................   (41,860,976)          (45,521,796)
              Total shareholders' equity...............................    45,955,621            39,754,066

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $50,569,803           $44,689,097



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